Exhibit 10.53

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (Agreement) is made and entered into between Young Sohn and Agilent Technologies, Inc. (Agilent). The purpose of this Agreement is to terminate Young Sohn’s employment with Agilent on terms that are satisfactory both to Agilent and to Young Sohn. Therefore, Agilent and Young Sohn agree as follows:

1.	In exchange for the promises set forth in this Agreement, Agilent agrees as follows:

a.	Provided this Agreement is not revoked under Section 15 between March 8, 2005 and April 6, 2005, Agilent shall mail to Young Sohn at his address as reflected in Agilent’s records a severance check made payable to Young Sohn in the gross amount equivalent to 18 months of base plus short-term incentive at target (Pay for Results) ($1,083,750.00) less required deductions;

b.	Pursuant to his verbal agreement with Bill Sullivan of March 2, 2005, Young Sohn shall be voluntarily terminated from the employ of Agilent. Except as may otherwise be provided in the Letter Agreement dated March 4, 2005 (the “Letter Agreement”, attached as Exhibit A), at such time, all benefits and sums otherwise due shall be computed in accordance with Agilent’s standard procedures and applicable benefit or other plan documents. Amounts, if any, determined to be due will be mailed to his address as reflected in Agilent’s records. Except as otherwise stated in the Letter Agreement, Young Sohn shall be entitled to exercise employee benefit conversion privileges upon the same terms and conditions as would be available to any other voluntarily terminating employee.

2.	In exchange for the promises set forth in this Agreement and the related Letter Agreement, Young Sohn agrees as follows:

a.	To execute and deliver to Agilent the attached letter of resignation and thereafter to make no claim inconsistent therewith in any proceeding of any kind;

b.	To acknowledge that he is the recipient of confidential and proprietary business information, and that he shall not use or disclose such information except as may be permitted by Agilent or by law. Attached as Exhibit B is a true and correct copy of the Agreement Regarding Confidential Information and Proprietary Developments signed by Young Sohn on August 18, 2003. Nothing in this Agreement supercedes or renders the terms and conditions of the August 18, 2003 Agreement Regarding Confidential Information and Proprietary Developments unenforceable or void. The Agreement will apply especially with companies who are competitors of Agilent, including those listed in Exhibit C.

c.	To attend a Functional Exit Interview on or about April 1, 2005 at which time all company property and identification will be turned in and the appropriate personnel documents will be executed by Jean Halloran. Thereafter, Young Sohn agrees to do such other acts as may be reasonably requested by Agilent in order to effectuate the terms of this Agreement. Young Sohn agrees to remove all personal effects from his current office within seven days of signing this agreement and in any event not later than March 14, 2005.

d.	To not make any public statement or statements to the press concerning Agilent, its business objectives, its management practices, or other sensitive information without first receiving Agilent’s written approval. Both you and the Company (though its directors and officers) agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

3.	In exchange for Agilent’s doing the acts described in the Letter Agreement, Young Sohn, on behalf of his heirs, estate, executors, administrators, successors and assigns does fully release, discharge, and agree to hold harmless Agilent, its officers, agents, employees, attorneys, subsidiaries, affiliated companies, successors and assigns from all actions, causes of action, claims, judgments, obligations, damages, liabilities, costs, or expense of whatsoever kind and character which he may have, including but not limited to:

a.	any claims relating to employment discrimination on account of race, sex, age, national origin, creed, disability, or other basis, whether or not arising under the Federal Civil Rights Acts, the Age Discrimination in Employment Act, California Fair Employment and Housing Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, any amendments to the foregoing laws, or any other federal, state, county, municipal, or other law, statute, regulation or order relating to employment discrimination;

b.	any claims relating to pay or leave of absence arising under the Fair Labor Standards Act, the Family Medical Leave Act, and any similar laws enacted in California;

c.	any claims for reemployment, salary, wages, bonuses, vacation pay, stock options, acquired rights, appreciation from stock options, stock appreciation rights, benefits or other compensation of any kind;

d.	any claims relating to, arising out of, or connected with his employment with Agilent, whether or not the same be based upon any alleged violation of public policy; compliance (or lack thereof) with any internal Agilent policy, procedure, practice, or guideline; or any oral, written, express, and/or implied employment contract or agreement, or the breach of any term thereof, including but not limited to, any implied covenant of good faith and fair dealing; or any federal, state, county or municipal law, statute, regulation, or order whether or not relating to labor or employment; and

e.	any claims relating to, arising out of, or connected with any other matter or event occurring prior to the execution of this Agreement whether or not brought before any judicial, administrative, or other tribunal.

f.	Notwithstanding any provision of this section, Young Sohn shall not hereby release any right he may otherwise have to indemnification by Agilent Technologies pursuant to the company’s certificate of incorporation, by-laws, insurance policies, and applicable law.

4.	Young Sohn represents and warrants that he has not assigned any such claim or authorized any other person or entity to assert such claim on his behalf. Further, Young Sohn agrees that under this Agreement he waives any claim for damages incurred at any time in the future because of alleged continuing effects of past wrongful conduct involving any such claims and any right to sue for injunctive relief against the alleged continuing effects of past wrongful conduct involving such claims.

5.	In entering into this Agreement, the parties have intended that this Agreement be a full and final settlement of all matters, whether or not presently disputed, that could have arisen between them.

6.	Young Sohn understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present and all rights under Section 1542 of the California Civil Code and/or any similar statute or law of any other jurisdiction are hereby expressly waived. Such section reads as follows:

Section 1542. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

7.	It is expressly agreed that the claims released pursuant to this Agreement include all claims against individual employees of Agilent, whether or not such employees were acting within the course and scope of their employment.

8.	Young Sohn understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment (including employment as an independent contractor or otherwise) with Agilent, its subsidiaries or related companies, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with Agilent.

9.	Young Sohn agrees that the terms, amount and fact of settlement shall be confidential until Agilent Technologies needs to make any required disclosure of his plans to leave the Company and any agreements between Agilent and him currently contemplated to be described in or be filed as a part of Agilent’s Q105 10-Q and any necessary Current Reports on Form 8-K. Therefore, except as may be necessary to enforce the rights contained herein in an appropriate legal proceeding or as may be necessary to receive professional services from, an attorney, accountant, or other professional adviser in order for such adviser to render professional services, Young Sohn agrees not to disclose any information concerning these arrangements to anyone, including, but not limited to, past, present and future employees of Agilent, until such time of the public filings.

10.	At Agilent’s request, Young Sohn will give his reasonable cooperation to Agilent in connection with any legal matter, proceeding or action relating to Agilent.

11.	Each party shall bear its own costs, expenses, and attorney’s fees incurred in, or arising out of, or connected with the making of this Agreement.

12.	The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial or other proceeding, if any, involving this Agreement. No modification of this Agreement shall be effective unless in writing and signed by both parties hereto.

13.	It is further expressly agreed and understood that Young Sohn has not relied upon any advice from Agilent Technologies, Inc. and/or its attorneys whatsoever as to the taxability, whether pursuant to federal, state, or local income tax statutes or regulations or otherwise, of the payments made hereunder and that Young Sohn will be solely liable for all tax obligations, if any, arising from payment of the sums specified herein and shall hold Agilent Technologies, Inc. harmless from any tax obligations arising from said payment.

14.	If there is any dispute arising out of or related to this Agreement, which cannot be settled by good faith negotiation between the parties, such dispute will be submitted to JAMS/EndDispute for nonbinding mediation. If complete agreement cannot be reached within 45 days of submission to mediation, any remaining issues will be submitted to JAMS/EndDispute for final and binding arbitration pursuant to JAMS/EndDispute Arbitration Rules and Procedures for Employment Disputes with each party bearing their own costs and attorneys fees.

15.	The following notice is provided in accordance with the provisions of Federal Law:

You have up to twenty-one days (21) days from the date this Settlement Agreement and General Release is given to you in which to accept its terms, although you may accept it any time within those twenty-one days. You are advised to consult with an attorney regarding this Agreement. You have the right to revoke your acceptance of this Agreement at any time within seven (7) days from the date you sign it, and this Agreement will not become effective and enforceable until this seven (7) day revocation period has expired. To revoke your acceptance, you must send a written notice of revocation to Agilent Technologies, Inc., Attention: Senior Vice President and General Counsel located at 395 Page Mill Road, MS A3-17, Palo Alto, CA 94306 by 5:00 p.m. on or before the seventh day after you sign this Agreement.

YOUNG SOHN FURTHER STATES THAT HE HAS HAD TO THE OPPORTUNITY TO CONSULT WITH THE ATTORNEY OF HIS CHOICE, THAT HE HAS CAREFULLY READ THIS AGREEMENT, THAT HE HAS HAD AMPLE TIME TO REFLECT UPON AND CONSIDER ITS CONSEQUENCES, THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO HIM TO SIGN THIS AGREEMENT ARE THOSE STATED ABOVE AND THAT HE IS SIGNING THIS AGREEMENT VOLUNTARILY.

IN WITNESS WHEREOF, this Agreement has been executed in duplicate originals on the dates indicated below, and shall become effective as indicated above.

AGILENT TECHNOLOGIES, INC.			/s/ Young K. Sohn
		Name:	Young K. Sohn
		Date:	March 8, 2005
By	/s/ Jean M. Halloran
Name:	Jean M. Halloran
Title:	Senior Vice President, Human Resources
Date:	March 8, 2005